EXHIBIT 10.2

RESTRICTED SHARE UNIT AWARD AGREEMENT
UNDER THE WENDY’S/ARBY’S GROUP, INC.
AMENDED AND RESTATED 2002 EQUITY PARTICIPATION PLAN

RESTRICTED SHARE UNIT AWARD AGREEMENT (this “Agreement”), made as of _____________ __, 20__, by and between Wendy’s/Arby’s Group, Inc. (the “Company”) and __________________ (“Award Recipient”):

WHEREAS, the Company maintains the Amended and Restated 2002 Equity Participation Plan, as amended (as so amended, the “Plan”) under which the Performance Compensation Subcommittee of the Company’s Board of Directors (the “Committee”) may, among other things, award restricted share units to such eligible persons under the Plan as the Committee may determine, subject to terms, conditions, or restrictions as it may deem appropriate; and

WHEREAS, pursuant to the Plan, the Committee has granted to the Award Recipient a restricted share unit award conditioned upon the execution by the Company and the Award Recipient of a Restricted Share Unit Award Agreement setting forth all the terms and conditions applicable to such award in accordance with Delaware law;

NOW, THEREFORE, in consideration of the mutual promises(s) and covenants(s) contained herein, it is hereby agreed as follows:

1.           DEFINED TERMS:  Except as otherwise specifically provided herein, capitalized terms used herein shall have the meanings attributed thereto in the Plan.

2.           AWARD OF RESTRICTED SHARE UNITS:  Subject to the terms of the Plan and this Agreement, the Committee hereby awards to the Award Recipient a restricted share unit award (the “Restricted Share Unit Award”) on _____________ __, 20__ (the “Award Date”) of _______ restricted share units (the “Restricted Share Units”) with an equal number of Dividend Equivalents.  Subject to execution of this agreement, each Restricted Share Unit represents the right to receive one (1) share of the Company’s Common Stock, $.10 par value (the “Common Stock”), at the time and in the manner set forth in Section 9 hereof.

3.           DIVIDEND EQUIVALENTS:  Each Dividend Equivalent represents the right to receive all of the cash and stock dividends that are or would be payable with respect to the Common Stock represented by the Restricted Share Unit to which the Dividend Equivalent relates.  Each such dividend shall be credited to an account on the books of the Company (the “Dividend Account”) and paid to the Award Recipient, along with interest thereon as described in the following sentence, if and when the Restricted Share Unit vests (and forfeited back to the Company if it does not).  Each cash dividend credited to the Dividend Account shall earn interest at a floating rate equal to five percent (5%) plus the Base Rate (the aggregate rate referred to as the “Interest Rate”), with the initial Interest Rate being established on the date of the first dividend payment in respect of an unvested Restricted Share Unit following the date hereof, and then subsequently adjusted on the first day of each January, April, July and October thereafter.  “Base Rate” shall mean the rate published on the applicable day (or the preceding business day, if such day is not a business day) in the Wall Street Journal for notes maturing three (3) months after issuance under the caption “Money Rates, London Interbank Offered Rates (LIBOR).”  Interest shall be calculated based on a 360 day year and charged for the actual number of days elapsed.

4.           VESTING:  Subject to the Award Recipient’s continued employment with the Company and its subsidiaries (other than as set forth in Paragraph 6),

4.1           One-third of the Restricted Share Units (the “First Tranche Units”) shall vest and become nonforfeitable on the first anniversary of the Award Date (the “First Vesting Date”).

4.2           One-third of the Restricted Share Units (the “Second Tranche Units”) shall vest and become nonforfeitable on the second anniversary of the Award Date (the “Second Vesting Date”).

4.3           One-third of the Restricted Share Units (the “Third Tranche Units”) shall vest and become nonforfeitable on the third anniversary of the Award Date (the “Third Vesting Date”).

4.4           Each of the First Vesting Date, Second Vesting Date and Third Vesting Date may be referred to herein as a “Vesting Date.”

5.           TRANSFERABILITY; RIGHTS AS STOCKHOLDER:  Prior to the vesting of a Restricted Share Unit, such Restricted Share Unit and the rights to dividends and interest provided under this Agreement shall not be transferable by the Award Recipient by means of sale, assignment, exchange, pledge, or otherwise.

6.           EFFECT OF TERMINATION OF EMPLOYMENT:  If the Award Recipient's employment with the Company or any of its subsidiaries terminates on account of termination by the Company or any of its subsidiaries without cause, or on account of the Award Recipient’s death or permanent disability, the Restricted Share Unit Award, to the extent not already vested, shall immediately vest.  Upon termination of the Award Recipient's employment with the Company or any of its subsidiaries for any other reason, the Restricted Share Unit Award, to the extent not already vested, shall be forfeited, unless otherwise determined by the Committee in its sole discretion.  For purposes of this Agreement, “cause” shall mean “cause” or any like term, as defined in any written employment contract or similar agreement between the Company or any of its subsidiaries and the Award Recipient or, if not so defined, “cause” shall mean (i) fraud, embezzlement or other unlawful or tortious conduct, whether or not involving or against the Company or any affiliate, (ii) violation of a policy of the Company or any affiliate, or (iii) serious and willful acts or misconduct detrimental to the business or reputation of the Company or any affiliate.

7.           BENEFICIARY:  The Award Recipient may designate a beneficiary(ies) to receive the stock certificates representing those Restricted Share Units that become vested and non-forfeitable upon the Award Recipient’s death. The Award Recipient has the right to change such beneficiary designation at will.

8.   EFFECT OF CHANGE OF CONTROL:  Upon the occurrence of a Change of Control, any unvested Restricted Share Units shall be deemed to have become vested and non-forfeitable as of immediately prior to the Change of Control.

9.           ISSUANCE OF SHARES:

9.1           Timing of Delivery.  On each Vesting Date, or as soon thereafter as administratively practicable, the Company shall issue Common Stock to the Award Recipient (or, if applicable, the Award Recipient’s estate) with respect to Restricted Share Units that become vested on such Vesting Date or that become vested pursuant to Sections 6 or 8.

9.2           Method of Delivery.  The Common Stock issued to the Award Recipient (or, if applicable, the Award Recipient’s estate) in respect of the Restricted Share Unit Award may be either newly issued or treasury Common Stock.

10.           WITHHOLDING TAXES: The Award Recipient hereby agrees to make appropriate arrangements with the Company for satisfaction of any applicable federal, state or local income and employment tax withholding requirements or like requirements, including the payment to the Company upon each Vesting Date, or other settlement in respect of the Restricted Share Units, of all such taxes and requirements, and the Company shall be authorized to take such action as may be necessary in the opinion of the Company’s counsel (including, without limitation, withholding Restricted Share Units or other amounts from any compensation or other amount owing from the Company or any of its subsidiaries to the Award Recipient) to satisfy all obligations for the payment of such taxes.  The withholding requirement may be satisfied, in whole or in part, at the election of the Award Recipient by withholding from the Restricted Share Units otherwise issuable upon each Vesting Date that number of Restricted Share Units having an aggregate fair market value (as defined in the Plan) on the date of the withholding equal to the minimum amount (and not any greater amount) required to be withheld for tax purposes, all in accordance with such procedures as the Committee establishes.

11.           IMPACT ON OTHER BENEFITS:  The value of the Restricted Share Unit Award (either on the Award Date or at the time any Restricted Share Units become vested and non-forfeitable) shall not be includable as compensation or earnings for purposes of any benefit or incentive plan offered by the Company or any of its subsidiaries.

12.           ADMINISTRATION:  The Committee shall have full authority and discretion (subject only to the express provisions of the Plan) to decide all matters relating to the administration and interpretation of this Agreement. All such Committee determinations shall be final, conclusive, and binding upon the Company, the Award Recipient, and any and all interested parties.

13.           FUNDING:  Dividends and distributions with respect to Restricted Share Units, and interest credited thereon shall be paid directly by the Company.  The Company shall not be required to fund or otherwise segregate assets to be used for payment of these amounts under the Plan, and all obligations of the Company with respect to such amounts under the Plan shall remain subject to the claims of its general creditors.

14.   RIGHT TO CONTINUED EMPLOYMENT:  Nothing in the Plan or this Agreement shall confer on an Award Recipient any right to continue in the employ of the Company or any of its subsidiaries or in any way affect the Company's or any of its subsidiaries’ right to terminate the Award Recipient's employment without prior notice at any time for any reason.

15.           CONSENT TO ELECTRONIC DELIVERY OF PROSPECTUSES, ANNUAL REPORTS AND OTHER INFORMATION:  By executing this Agreement, the Award Recipient hereby consents to the electronic delivery of prospectuses, annual reports and other information required to be delivered by Securities and Exchange Commission rules.  This consent may be revoked in writing by the Award Recipient at any time upon three business days’ notice to the Company, in which case subsequent prospectuses, annual reports and other information will be delivered in hard copy to the Award Recipient.

16.           BOUND BY PLAN:  This Agreement shall be subject to the terms of the Plan, as amended.  This Agreement may not in any way be amended, revised or superceded without the Award Recipient’s written consent.

17.           FORCE AND EFFECT:  The various provisions of this Agreement are severable in their entirety. Any determination of invalidity or unenforceability of any one provision shall have no effect on the continuing force and effect of the remaining provisions.

18.           GOVERNING LAW:  This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Delaware, without giving effect to its conflict of laws principles.

19.           SUCCESSORS:  This Agreement shall be binding and inure to the benefit of the successors, assigns and heirs of the respective parties.

20.           NOTICE:  Unless waived by the Company, any notice to the Company required under or relating to this Agreement shall be in writing and addressed to the Secretary of the Company.

21.           ENTIRE AGREEMENT:  This Agreement contains the entire understanding of the parties and shall not be modified or amended except in writing and duly signed by the parties.  No waiver by either party of any default under this Agreement shall be deemed a waiver of any later default.

22.           SECTION 409A:  The awards under this Agreement are intended to be exempt from Section 409A of the Code as short-term deferrals.

IN WITNESS WHEREOF, the parties have signed this Agreement as of the date hereof.

WENDY’S/ARBY’S GROUP, INC.

By: ________________________________________
Roland C. Smith
President and Chief Executive Officer

Award Recipient:

__________________________
[Name]